Exhibit 99.1

Schnitzer Reports Strong Third Quarter Fiscal 2011 Financial Results and Significant Sequential and Year-to-Date Growth

Sequential Quarterly Revenues Up 36%, Operating Income Up 20%, and Diluted EPS Up 6%

YTD Revenues Up 43%, Operating Income Up 28% and Diluted EPS Up 28%

PORTLAND, Ore.--(BUSINESS WIRE)--June 30, 2011--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported diluted earnings per share from continuing operations of $1.17 for its fiscal 2011 third quarter ended May 31, 2011. This compares with diluted earnings per share from continuing operations of $1.43 in the third quarter of fiscal 2010 and $1.10 in the second quarter of fiscal 2011.

Schnitzer reported fiscal 2011 year-to-date revenues of $2.4 billion, operating income of $130 million and diluted earnings per share from continuing operations of $2.91.

“We are pleased to report another strong quarter of performance with revenues and operating income up sequentially by 36% and 20%, respectively. Year-to-date we have generated a 43% increase in revenues and a 28% increase in operating income,” said Tamara Lundgren, President and Chief Executive Officer. "Our results demonstrate a steady upward trend throughout fiscal 2011, driven by continued global demand for our recycled metal products as well as the early contributions from our recent acquisitions."

“We closed two acquisitions during the third quarter, bringing the total to ten acquisitions year-to-date,” said Lundgren. “We have begun to realize the benefits of the additional market scale from these investments. We are on track to achieve the operational synergies from the new facilities we have added in the last nine months, and we are focused on implementing the longer-term growth strategies associated with our investments.”

Summary Results from Continuing Operations
($ in millions, except per share amounts)

	Quarter			Nine Months YTD
	3Q11	2Q11	3Q10	2011	2010	% Chg
Revenues	$981	$722	$704	$2,378	$1,662	43%
Operating Income	55	46	64	130	102	28%
Income from continuing operations attributable to SSI*	33	31	40	81	64	26%
Net income per share from continuing operations attributable to SSI**	$1.17	$1.10	$1.43	$2.91	$2.28	28%

* Excludes income attributable to noncontrolling interests
** Excludes results from discontinued operations

Third quarter diluted earnings per share were negatively impacted by ($0.03) sequentially due to an increase in our effective tax rate to 34.6%.

As compared to the third quarter of fiscal 2010, earnings per share this quarter were lower primarily because third quarter fiscal 2010 results benefited from a sharp increase in selling prices while average inventory costs rose more slowly. As a result, margins expanded significantly in the third quarter of fiscal 2010. This effect reversed in the fourth quarter of last year when sales prices declined.

Key business drivers during the third quarter of fiscal 2011:

  Metals Recycling Business (MRB) operating income increased 10% compared to the second quarter and included early contributions from our recent acquisitions. Global demand continued to drive higher average sales prices and volumes for both ferrous and nonferrous metals. Ferrous volumes were a third quarter record and nonferrous volumes were an all-time quarterly record.
  Auto Parts Business (APB) operating income increased 9% compared to the second quarter. Car purchases and parts sales increased significantly, reflecting contributions from both organic and acquisition growth.
  Steel Manufacturing Business (SMB) delivered third quarter operating income of $3 million due to seasonal improvements in demand and higher average sales prices.

Metals Recycling Business

Our Metals Recycling Business continued to deliver strong operating results, increasing ferrous volumes by 22% and nonferrous volumes by 11% year-to-date.

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes 000s long tons; NFe volumes M lbs)

	Quarter			Nine Months YTD
	3Q11	2Q11	3Q10	2011	2010	% Chg
Total Revenues	$879	$637	$618	$2,108	$1,424	48%

Ferrous Revenues	$703	$502	$496	$1,686	$1,128	50%
Ferrous Volumes	1,464	1,100	1,175	3,795	3,106	22%
Avg. Net Ferrous Sales Prices ($/LT)(1)	$440	$419	$378	$406	$323	26%

Nonferrous Revenues	$168	$130	$121	$407	$291	40%
Nonferrous Volumes	145	121	124	377	339	11%
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$1.12	$1.04	$0.94	$1.04	$0.83	25%

Operating Income	$46	$42	$53	$113	$98	16%

(1) Sales prices are shown net of freight

“It was a particularly dynamic quarter for MRB from an operational perspective, reflecting the ongoing integration of seven acquisitions and initial production from our new nonferrous separation equipment at our four major export facilities. In addition, we shipped record ferrous and nonferrous volumes during the quarter," said Lundgren. “Sustained global demand continued to drive strong prices, and we have generated a 16% increase in year-to-date operating income as compared to the prior year.”

Sales Volumes: Ferrous sales volumes increased 25% to 1.5 million tons compared to the prior year quarter, primarily due to increased supply flows and incremental volumes from recent acquisitions. Nonferrous sales volumes increased 16% compared to the prior year quarter, benefiting from increased production from the early contributions from recent acquisitions and enhanced processing technologies.

Export customers accounted for 78% of total ferrous sales volumes. Our ferrous and nonferrous products were shipped to 18 countries in the third quarter. The top export destinations were South Korea, China and Turkey.

Pricing: Increased demand in both the export and domestic markets contributed to higher average ferrous net sales prices during the third quarter as compared to the prior year. Nonferrous prices also improved during the third quarter due to stronger demand, particularly for copper and aluminum. Average ferrous and nonferrous prices increased 16% and 19%, respectively, compared to prices in the third quarter of fiscal 2010.

Revenues increased 42% compared to the prior year quarter and 38% sequentially driven by higher volumes and increased selling prices for both ferrous and nonferrous metals.

Margins: Operating income per ferrous ton was $31 in the third quarter of fiscal 2011, an increase of 11% from the fiscal 2010 average of $28. The operating income per ferrous ton was lower sequentially primarily due to a $4 per ton net benefit from a customer contract settlement in the second quarter of fiscal 2011. In addition, operating income per ferrous ton was adversely impacted by purchase accounting and transaction expenses related to our acquisitions.

Metals Recycling Business: Outlook

The following summary of management's outlook for the Metals Recycling Business in the fourth quarter of fiscal 2011 is subject to uncertainty that may affect future results.

Sales Volumes: Ferrous sales volumes are expected to approximate the strong third quarter levels. Nonferrous volumes are expected to increase approximately 10% from third quarter levels. As always, quarterly sales volumes are highly dependent upon the timing of shipments.

Pricing: Ferrous average net selling prices are expected to approximate third quarter levels. Nonferrous average net selling prices are expected to decline slightly from third quarter levels.

Margins: Operating income per ferrous ton is expected to be slightly higher than the third quarter of fiscal 2011.

Auto Parts Business

Our Auto Parts Business continued to deliver strong operating results in the third quarter of fiscal 2011, maintaining operating margins of 20%.

Summary of Auto Parts Business Results
($ in millions, except locations)

	Quarter			Nine Months YTD
	3Q11	2Q11	3Q10	2011	2010	% Chg
Revenues	$87	$73	$68	$226	$178	27%
Operating Income	$17	$16	$18	$47	$41	14%

Car Purchase Volumes (000)	93	81	86	256	244	5%

Locations (end of quarter)	50	50	45	50	45	11%

* Excludes results from discontinued operations

“APB once again demonstrated its ability to deliver operational growth, increasing car purchases 15% sequentially through a balanced contribution of organic growth and strategic acquisitions, while maintaining strong profitability,” said Lundgren. “We also benefited from seasonal increases in parts sales and admissions due to spring weather.”

Revenues: Revenues increased 29% from the prior year quarter and 27% year-to-date compared to fiscal 2010. Both comparisons reflect the impact of higher commodity prices on revenues from scrap and core sales and benefits from the acquisitions completed during fiscal 2011.

Margins: Operating margins of 20% continued the strong performance achieved in both the first half of fiscal 2011 and fiscal 2010.

Auto Parts Business: Outlook

The following summary of management's outlook for the Auto Parts Business in the fourth quarter of fiscal 2011 is subject to uncertainty that may affect future results.

Revenues: Revenues are expected to approximate the third quarter of 2011.

Margins: Fourth quarter operating margins are expected to decline moderately from the third quarter of 2011 due to normal seasonal declines in admissions and parts sales and higher inventory costs but to exceed the margins achieved in the fourth quarter of fiscal 2010.

Steel Manufacturing Business

In the third quarter, our Steel Manufacturing Business benefited from increased sales volumes due to higher seasonal demand and lower customer inventory levels.

“Our Steel Manufacturing Business achieved operating profitability for the quarter and year-to-date, primarily driven by higher sales prices and increased mill utilization,” said Lundgren. “We expect to continue to benefit from the normal seasonal improvement in construction activity during the summer months and to maximize value from our product diversification and operational efficiencies.”

Sales Volumes: Finished steel sales volumes of 118 thousand tons increased 19% from the second quarter, but decreased 10% from the prior year quarter and 4% year-to-date.

Pricing: Average net sales prices for finished steel products increased 16% compared to the prior year quarter and 19% as compared to the first nine months of fiscal 2010.

Margins: Higher sales prices resulted in 4% operating margins during the quarter and positive operating margins year-to-date.

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume in thousands of tons)

	Quarter			Nine Months YTD
	3Q11	2Q11	3Q10	2011	2010	% Chg
Revenues	$91	$70	$86	$225	$211	7%
Avg. Net Sales Prices ($/T)	$734	$687	$635	$688	$576	19%
Finished Goods Sales Volumes	118	99	131	315	328	(4)%
Operating Income (Loss)	$3	$(1)	$4	$1	$(6)	NM

Steel Manufacturing Business: Outlook

The following summary of management's outlook for the Steel Manufacturing Business in the fourth quarter of fiscal 2011 is subject to uncertainty that may affect future results.

Sales Volumes: Sales volumes are expected to approximate the third quarter of fiscal 2011.

Pricing: Average net sales prices are expected to approximate the third quarter of fiscal 2011.

Margins: Fourth quarter operating margins are expected to approximate the levels achieved during the third quarter of fiscal 2011.

Corporate Items

The Company's effective tax rate for the quarter of 34.6% was higher than anticipated due to the timing of tax benefits and the mix of domestic and foreign earnings. The effective tax rate for the remainder of the fiscal year is expected to be 33.6%.

On a year-to-date basis, other income included $3 million from realized transaction gains in the second quarter relating to foreign currency forward contracts associated with a Canadian acquisition which closed in March.

Total debt increased from the second quarter by $151 million to $472 million, primarily reflecting acquisitions and capital expenditures during the third quarter.

Analysts' Conference Call: Third Quarter of Fiscal 2011

A conference call and slide presentation to discuss results will be held today, June 30, 2011, at 11:30 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	May 31, 2011(1)	February 28, 2011(1)	May 31, 2010(1)	May 31, 2011(1)	May 31, 2010(1)

REVENUES:

Metals Recycling Business:
Ferrous sales	$702,829	$502,289	$495,658	$1,685,986	$1,127,662
Nonferrous sales	167,812	130,441	120,527	406,526	291,130
Other sales	8,663	4,298	1,951	15,528	5,166
TOTAL MRB SALES	$879,304	$637,028	$618,136	$2,108,040	$1,423,958

Auto Parts Business	86,850	72,533	67,580	226,063	177,643
Steel Manufacturing Business	90,894	70,068	86,407	224,596	210,631
Intercompany sales eliminations	(75,986)	(57,787)	(68,584)	(180,691)	(150,082)
TOTAL	$981,062	$721,842	$703,539	$2,378,008	$1,662,150

OPERATING INCOME:

Metals Recycling Business	$45,693	$41,691	$53,061	$112,918	$97,641
Auto Parts Business	17,328	15,957	18,173	47,324	41,460
Steel Manufacturing Business	3,485	(711)	3,904	739	(5,785)
Corporate expense	(10,582)	(11,100)	(10,547)	(32,249)	(29,325)
Intercompany eliminations	(592)	100	(816)	976	(2,397)

TOTAL	$55,332	$45,937	$63,775	$129,708	$101,594

(1) Excludes discontinued operations

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)
(Unaudited)
	For the Three Months Ended			For the Nine Months Ended
	May 31, 2011	February 28, 2011	May 31, 2010	May 31, 2011	May 31, 2010
Revenues	$981,062	$721,842	$703,539	$2,378,008	$1,662,150
Cost of goods sold	870,530	632,856	598,721	2,105,932	1,446,241
Selling, general and administrative	56,316	44,033	42,779	145,425	116,886
Environmental matters	532	--	141	332	(241)
Income from joint ventures	(1,648)	(984)	(1,877)	(3,389)	(2,330)
Operating income	55,332	45,937	63,775	129,708	101,594
Other income (expense):
Interest income	35	234	86	324	389
Interest expense	(3,127)	(1,157)	(503)	(4,883)	(1,816)
Other income (expense), net	(66)	2,854	115	2,950	702
Total other expense	(3,158)	1,931	(302)	(1,609)	(725)
Income from continuing operations before income taxes	52,174	47,868	63,473	128,099	100,869
Income tax expense	(18,056)	(15,745)	(21,715)	(42,965)	(33,315)
Income from continuing operations	34,118	32,123	41,758	85,134	67,554
Income (loss) from discontinued operations, net of tax	282	11	23	317	(15,023)
Net income	34,400	32,134	41,781	85,451	52,531
Net income attributable to noncontrolling interests	(1,372)	(1,309)	(1,328)	(3,804)	(3,188)
Net income attributable to SSI	$33,028	$30,825	$40,453	$81,647	$49,343
Basic: (2)
Income per share from continuing operations attributable to SSI (1)	$1.18	$1.12	$1.45	$2.95	$2.31
Income (loss) per share from discontinued operations attributable to SSI	0.01	--	--	0.01	(0.54)
Net income per share attributable to SSI	$1.19	$1.12	$1.45	$2.96	$1.77
Diluted: (2)
Income per share from continuing operations attributable to SSI (1)	$1.17	$1.10	$1.43	$2.91	$2.28
Income (loss) per share from discontinued operations attributable to SSI	0.01	--	--	0.01	(0.53)
Net income per share attributable to SSI	$1.18	$1.10	$1.43	$2.92	$1.75
Weighted average number of common shares:
Basic	27,677	27,627	27,898	27,622	27,856
Diluted	27,998	27,944	28,211	27,952	28,177
Dividends declared per common share	$0.017	$0.017	$0.017	$0.051	$0.051

(1) Excludes income attributable to noncontrolling interests
(2) Net income used in EPS calculation:
Income from continuing operations	$34,118	$32,123	$41,758	$85,134	$67,554
Net income attributable to noncontrolling interests	(1,372)	(1,309)	(1,328)	(3,804)	(3,188)
Income from continuing operations attributable to SSI	32,746	30,814	40,430	81,330	64,366
Income (loss) from discontinued operations, net of tax	282	11	23	317	(15,023)
Net income attributable to SSI	$33,028	$30,825	$40,453	$81,647	$49,343

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

				Fiscal Year					Fiscal Year
	1Q11	2Q11	3Q11	2011	1Q10	2Q10	3Q10	4Q10	2010
Metals Recycling Business
Ferrous Processing Selling Prices ($/LT) (1)
Steel Manufacturing Business	$350	$408	$442	$404	$292	$300	$386	$359	$339
Other domestic	315	399	422	381	252	292	356	324	311
Exports	359	424	443	410	280	298	382	343	330
Average	$353	$419	$440	$406	277	297	378	342	328

Ferrous Processing Sales Volume (LT) (2)
SMB	90,537	95,774	122,238	308,549	122,171	80,728	139,404	115,869	458,172
Domestic	161,301	144,250	199,818	505,369	134,595	160,424	197,226	158,487	650,732
Export	979,063	860,005	1,142,156	2,981,224	499,899	933,123	838,766	849,863	3,121,651
Total Processed	1,230,901	1,100,029	1,464,212	3,795,142	756,665	1,174,275	1,175,396	1,124,219	4,230,555

Nonferrous Average Price ($/LB) (1)	$0.94	$1.04	$1.12	$1.04	$0.73	$0.80	$0.94	$0.84	$0.83

Nonferrous Sales Volume (LB, in 000s)	111,495	121,498	144,505	377,498	110,247	104,892	124,283	139,063	478,485

Steel Manufacturing Business
Sales Prices ($/NT) (1) (2)
Average	$634	$687	$734	$688	$520	$556	$635	$618	$587

Sales Volume (NT) (2)
Rebar	63,668	51,569	45,494	160,731	55,875	42,588	52,792	66,047	217,302
Coiled Products	26,917	40,947	67,020	134,884	38,051	47,660	70,738	44,233	200,682
Merchant Bar and Other	7,071	6,322	5,811	19,204	6,249	6,147	7,840	5,296	25,532
Total	97,656	98,838	118,325	314,819	100,175	96,395	131,370	115,576	443,516

Auto Parts Business
Number of self-service locations at end of quarter	45	50	50	50	43	45	45	45	45
Car purchase volumes (000)	82	81	93	256	88	70	86	85	329

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(Unaudited)

	May 31, 2011	August 31, 2010	May 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$32,801	$30,342	$31,524
Accounts receivable, net	245,785	126,156	138,371
Inventories, net	364,159	268,103	291,273
Other current assets	25,919	36,193	26,966
Total current assets	668,664	460,794	488,134

Property, plant and equipment, net	538,893	460,810	438,354

Goodwill and other assets	681,231	421,814	423,670

Total assets	$1,888,788	$1,343,418	$1,350,158

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings	$3,280	$1,189	$1,238
Other current liabilities	191,850	158,924	169,295
Total current liabilities	195,130	160,113	170,533

Long-term debt and capital lease obligations	468,611	99,240	99,371

Other long-term liabilities	131,503	104,433	100,188

Redeemable noncontrolling interest	19,647	-	-

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") Shareholders' equity	1,067,953	975,326	975,383
Noncontrolling interests	5,944	4,306	4,683
Total Equity	1,073,897	979,632	980,066
Total liabilities and shareholders' equity	$1,888,788	$1,343,418	$1,350,158

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 57 operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 50 self-service facilities located in 14 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 105th year of operations in fiscal 2011. Schnitzer was named Scrap Company of the Year by American Metals Market's 2011 Awards for Steel Excellence. The awards recognize advancements rooted in pioneering and implementing business improvements that have delivered real change to the steel industry.

Safe Harbor for Forward Looking Statements

This press release, particularly the Outlook sections, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s outlook for the business and statements as to expected pricing, sales volumes, operating margins, expected tax rates and benefits of acquisitions and processing technologies. Such statements can generally be identified because they contain “expect,” “believe,” “anticipate,” “estimate” and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; world economic conditions; world political conditions; our ability to match raw material intake and finished product output with demand; changes in income tax laws; government regulations and environmental matters; the impact of pending or new laws and regulations regarding imports into and exports from the United States and other countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; creditworthiness of and availability of credit to suppliers and customers; new accounting pronouncements; availability of capital resources; business disruptions resulting from installation or replacement of major capital assets; natural disasters and disturbances; and the adverse impact of climate change, including as a result of treaties, legislation or regulations, as discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company’s forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement, except as may be required by law.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Media Relations:
Chip Terhune, 503-265-6370
cterhune@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com